Press Release

FOR IMMEDIATE RELEASE                            November 18, 2019
Jacobs Expands Leadership Roles for Two Executives
DALLAS – Jacobs (NYSE:JEC) today announced expanded leadership roles for Bob Pragada and Kevin Berryman, effective December 1, 2019.
Pragada will be appointed President and Chief Operating Officer (COO) of Jacobs and will oversee all global operations. Pragada will continue to directly lead the Buildings, Infrastructure and Advanced Facilities (BIAF) business. Dawne Hickton, Executive Vice President and COO of the Aerospace, Technology and Nuclear (ATN) business, who has led strong performance and execution since her appointment in June, will report to Pragada. Together, Pragada and Hickton will lead their organizations in providing Jacobs’ clients with unparalleled solutions across all markets. Jacobs will continue to report financial results as two lines of business.
Berryman will be appointed President and Chief Financial Officer (CFO). He currently serves as Executive Vice President and CFO. In his expanded role, Berryman will oversee Jacobs Digital and Information Technology, and continue to lead finance and treasury, investor relations and communications, strategy, M&A and internal audit.
Jacobs’ Chair and CEO Steve Demetriou said, “Both Bob and Kevin have made important contributions to Jacobs. Under Bob’s leadership, our BIAF business has achieved impressive profitable growth, and Kevin’s contribution to our strategy, along with driving efficiencies and operating discipline, has significantly enhanced our portfolio transformation. Their expanded roles recognize these contributions and the confidence the Board and I have in them as executive leaders of Jacobs.”
Demetriou continued, “I look forward to continuing to lead our company and working closely with Bob and Kevin, and the rest of the executive leadership team, to build on our momentum and execute our strategy to deliver compelling value for our clients and shareholders alike.”

Press Release

About Bob Pragada
Pragada joined Jacobs in 2006, holding several senior management positions over nine years. He returned to Jacobs in 2016 after serving as President and CEO of the Brock Group, one of the largest providers of industrial services in North America. After graduating from the United States Naval Academy, he began his career in the Navy as a Civil Engineer Corps and Seabees officer, providing base engineering, construction and maintenance services and international contingency operations, rising to the rank of Lieutenant Commander. He also earned a Master of Science in engineering and management from Stanford University.
About Kevin Berryman
Before joining Jacobs in 2015 as CFO, Berryman spent nearly six years as CFO at International Flavors and Fragrances Inc., an S&P 500 company and global creator of flavors and fragrances. Prior to that he worked at Nestle for 25 years where he held various financial and operational roles including treasury, M&A, strategic planning, and CFO of Nestle's largest acquisition, Ralston Purina. Berryman earned his undergraduate degree at Occidental College and MBA from UCLA Anderson School of Management.
About Jacobs
Jacobs leads the global professional services sector providing solutions for a more connected, sustainable world. With approximately $13 billion in revenue and a talent force of more than 52,000, Jacobs provides a full spectrum of services including scientific, professional, technical, and project delivery for business, industrial, commercial, government and infrastructure sectors. For more information, visit www.jacobs.com, and connect with Jacobs on LinkedIn, Twitter, Facebook and Instagram.

For additional information contact:

Investors
Jonathan Doros, 817-239-3457
jonathan.doros@jacobs.com

Media
Marietta Hannigan, 214-920-8035
marietta.hannigan@jacobs.com